Exhibit 3.1.1

01:42:49 p.m. 03-10-2025 | 3 | 18886118813
To: Page: 03 of 11 2025-03-10 20:42:51 GMT vices, LLC

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State: Intorio, Corp.

Entity or Nevada Business Identification Number (NVID): E11416362021-6

2. Restated or Amended and Restated Articles: (Select one)

(If amending and restating only, complete section 1,2 3, 5 and 6)

☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ______
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒ Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box)

(If amending, complete section 1, 3, 5 and 6.)

☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) ☐ incorporators ☐ board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 73.22%

Or ☐ No action by stockholders is required, name change only.

☐ Officer's Statement (foreign qualified entities only) -

Name in home state, if using a modified name in Nevada: ______

Jurisdiction of formation: ______

Changes to takes the following effect:

☐ The entity name has been amended. ☐ Dissolution
☐ The purpose of the entity has been amended. ☐ Merger
☐ The authorized shares have been amended. ☐ Conversion
☐ Other: (specify changes)

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

Page 1 of 2
Revised: 9/1/2023

Business Number E11416362021 - 6 Filed in the Office of Secretary of State State Of Nevada Filing Number 20254733978 Filed On 3/10/2025 1:42:00 PM Number of Pages 9

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Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement PURSUANT TO NRS 80.030

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: The entity name has been amended. O The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) O The purpose of the entity has been amended. [gJThe authorized shares have been amended. D The directors, managers or general partners have been amended. O IRS tax language has been added. 18]Articles have been added. Articles have been deleted. O Other. The articles have been amended as follo'h'.s: (provide article numbers, if available) See attachment. (attach additional page(s) if necessary)
6. Signature: (Required)	X [signature] Signature of Officer or Authorized Signer — [Pr"esident Title X [signature] Signature of Officer or Authorized Signer — Secretary Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in additionto the affimative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

This form must be accompanied by appropriate fees.

Page 2 of 2
Revised: 9/1/2023

01 : 42 : 49 p . m . 03 - 10 - 2025 4 I 18886118813 To: Page : 04 of 11 2025 - 03 - 10 20:42:51 GMT 18886118813 From: Vcorp Services , LL( FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov Profit Corporation: Certificate of Amendment <PuRsuANno NRs 18 . 380 & 1s .385ns . 39o) Certificate to Accompany Restated Articles or Amended and Restated Articles (PURsuANTrn NRs 78 . 403) Officer's Statement PuRsuANrTo NRs so.o30 4. Effective Date and Time: (Optional) Date : Tim e : ..... .. - · - - · . . . .......... (must not be later than 90 days after the certificate is filed} 5. Information Being Changed: (Domestic corporations only} 6. Signature: (Required} Changes to takes the follow i ng effect : The entity name has been amended . 0 The registered agent has been changed . (attach Certificate of Acceptance from new registered agent} O The purpose of the entity has been amended . [gJ The authorized shares have been amended . D The directors , managers or general partners have been amended . 0 IRS tax language has been added . 18] Articles have been added. Articles have been deleted . 0 Other . The articles have been amended as follo'h'.s : (p ovide article numbers , if available) See attachment. j a ttachadditional page(s) if necessary) [Pr"esident Title Signature of Officer or Authorized Signer x - - = -- _ k ..:. z .._ ; Signature of Officer or Authorized Signer Title , - - - - - - - - - - - - - - - - - -- , l e c re ta ry _J t:::'. -- *If any proposed amendment wou l d alter or change any preference or any relative or other right given to any class or series of outstanding shares , then the amendment must be approved by the vote , in add it ion to the affirmative vote otherwise required , of the holders of shares representing a majority of the vot i ng power of each c l ass or series affected by th e amendment regardless to limitations or restrictions on the voting power thereof . Please include any required or optional information in space below: (attach additional page(s) if necessary) This form must be accompanied by appropriate fees. Page 2 of 2 Rev i sed : 9/1/2023

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AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

INTORIO, CORP.

(A Nevada corporation)

Intorio, Corp. (hereinafter the “Corporation”), a Nevada corporation organized and existing under and by virtue of the State of Nevada, does hereby certify that:

1.                  The original Articles of Incorporation of the Corporation was filed with the Secretary of State of the State of Nevada on January 4, 2021.

2.                  This Amended and Restated Articles of Incorporation has been duly adopted in accordance with the provisions of the laws of the State of Nevada ("Nevada Law") by the Board of Directors and the majority of the shareholders of the Corporation.

3.                  The Articles of Incorporation are hereby amended and restated to read as herein set forth in full:

ARTICLE 1

NAME

The name of the Corporation shall be: REDOX International Group Corp.

ARTICLE 2

PERIOD OF DURATION

The Corporation shall exist in perpetuity, from and after the date of filing these Articles of Incorporation with the Secretary of State of the State of Nevada unless dissolved according to law.

ARTICLE 3

PURPOSES AND POWERS

1.                  Purposes. Except as restricted by these Articles of Incorporation, the Corporation is organized for the purpose of transacting all lawful business for which corporations may be incorporated pursuant to the Nevada Business Corporation Act.

2.                  General Powers. Except as restricted by these Articles of Incorporation, the Corporation shall have and may exercise all powers and rights which a corporation may exercise legally pursuant to the Nevada Business Corporation Act.

3.                  Issuance of Shares. The board of directors of the Corporation may divide and issue any class of stock of the Corporation in series pursuant to a resolution properly filed with the Secretary of State of the State of Nevada.

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ARTICLE 4

CAPITAL STOCK

The Corporation shall have two classes of stock. One class shall be Common Stock, par value $0.000 I (the “Common Stock”), of which 75,000,000 shares shall be authorized. The holders of the Common Stock are entitled to one vote per share and are entitled to receive the net assets of the Corporation upon dissolution. The second class shall be Preferred Stock, par value $0.0001 (the “Preferred Stock”), of which 75,000,000 shares shall be authorized. The board of directors may divide the Preferred Stock into any number of series. The board shall fix the designation and number of shares of each such series. The board may determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any unissued series of the Preferred Stock. The board of directors (within the limits and restrictions of any resolution adopted by it, originally fixing the number of shares of any series) may increase or decrease the number of shares of any such series after the issue of shares of that series, but not below the number of then outstanding shares of such series.

ARTICLE 5

BOARD OF DIRECTORS

1.            The business of the Corporation shall be managed by a board of directors.

2.            Subject to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors constituting the board of directors may be increased or decreased from time to time in the manner specified in the Bylaws of the Corporation; provided , however, that the number shall not be less than one (1) nor more than seven (7). Any decrease in the number of directors shall not shorten the term of any incumbent director.

3.                  Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any director, or the entire board of Directors, may be removed from office by the stockholders only a provided in these Articles and the NRS.

4.                  Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

ARTICLE 6

BYLAWS

The board of directors shall have the power to adopt, amend, restate, or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the stockholders to adopt, alter, amend, restate , or repeal the Bylaws, provided. however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by these Articles, such action by stockholders shall require the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon.

ARTICLE 7

TRANSACTIONS WITH INTERESTED DIRECTORS OR OFFICERS

No contract or other transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any corporation, firm or association in which one or more of its directors or officers are directors or officers or are financially interested, shall be either void or voidable solely because of such relationship or interest or solely because such director or officer is present at the meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction or solely because their votes are counted for such purpose, if:

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(i)                The fact of such relationship or interest is disclosed or known to the board of directors or committee and noted in the minutes, and the board or committee authorizes, approves, or ratifies the contract or transaction in good faith by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or

(ii)              The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction in good faith by a majority vote or written consent. The votes of the common or interested directors or officers must be counted in any such vote of stockholders; or

(iii)            The fact of such relationship or interest is not disclosed or known to the director or officer at the time the transaction is brought before the board of directors of the corporation for action; or

(iv)            The contract or transaction is fair and reasonable as to the Corporation at the time it is authorized or approved.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction, and if the votes of the common or interested directors are not counted at the meeting , then a majority of the disinterested directors may authorize, approve or ratify the contract or transaction.

ARTICLE 8

INDEMNIFICATION

Section 8.1 Indemnification and Insurance.

(a)               Indemnification of Directors and Officers.

(i)                 For purposes of this Article, (A) “Indemnitee” shall mean each director or officer who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding (as hereinafter defined), by reason of the fact that he or she is or was a director or officer of the Corporation or member, manager or managing member of a predecessor limited liability company or affiliate of such limited liability company or is or was serving in any capacity at the request of the Corporation as a director, officer, employee , agent, partner, member , manager or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise; and (B) “Proceeding” shall mean any threatened, pending, or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative, or investigative.

(ii)              Each Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Nevada law, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding; provided that such indemnitee either is not liable pursuant to NRS 78.138 or acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any Proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Indemnitee is liable pursuant to NRS 78.138 or did not act in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal proceeding he or she had reasonable cause to believe that his or her conduct was unlawful. The Corporation shall not indemnify an Indemnitee for any claim, issue or matter as to which the Indemnitee has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for any amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the Proceeding was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts as the court deems proper. Except as so ordered by a court and for advancement of expenses pursuant to this Section 8.1, indemnification may not be made to or on behalf of an Indemnitee if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action. Notwithstanding anything to the contrary contained in these Articles, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil , criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a Stockholder.

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(iii)           Indemnification pursuant to this Section 8.1 shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or member, manager or managing member of a predecessor limited liability company or affiliate of such limited liability company or a director, officer, employee, agent, partner, member, manager or fiduciary of, or to serve in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise and shall inure to the benefit of his or her heirs , executors and administrators.

(iv) The expenses of Indemnitees must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the Proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. To the extent that a director or officer of the Corporation is successful on the merits or otherwise in defense of any Proceeding, or in the defense of any claim, issue or matter therein , the Corporation shall indemnify him or her against expenses, including attorneys' fees, actually and reasonably incurred in by him or her in connection with the defense.

(b)              Indemnification of Employees and Other Persons. The Corporation may, by action of its Board of Directors and to the extent provided in such action, indemnify employees and other persons as though they were Indemnitees.

(c)               Non-Exclusivity of Rights. The rights to indemnification provided in this Article 8 shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, provision of these Articles, or the Bylaws of the Corporation, agreement, vote of Stockholders or directors, or otherwise.

(d)             Insurance. The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any Indemnitee for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee, member, managing member or agent, or arising out of his or her status as such, whether or not the Corporation has the authority to indemnify him or her against such liability and expenses.

(e)             Other Financial Arrangements. The other financial arrangements which may be made by the Corporation may include the following: (i) the creation of a trust fund; (ii) the establishment of a program of self-insurance; (iii) the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the Corporation; and (iv) the establishment of a letter of credit, guarantee or surety. No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud, or a knowing violation of law, except with respect to advancement of expenses or indemnification ordered by a court.

(f)              Other Matters Relating to Insurance or Financial Arrangements. Any insurance or other financial arrangement made on behalf of a person pursuant to this Section 8.1 may be provided by the Corporation or any other person approved by the Board of Directors, even if all or part of the other person's stock or other securities is owned by the Corporation. In the absence of fraud, (i) the decision of the Board of Directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Section 8.1 and the choice of the person to provide the insurance or other financial arrangement is conclusive; and (ii) the insurance or other financial arrangement is not void or voidable and does not subject any director approving it to personal liability for his or her action; even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

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Section 8.2 Amendment. Notwithstanding any other provision of these Articles relating to their amendment generally, any repeal or amendment of this Article 8 which is adverse to any director or officer shall apply to such director or officer only on a prospective basis and shall not limit the rights of an Indemnitee to indemnification with respect to any action or failure to act occurring prior to the time of such repeal or amendment.

ARTICLE 9

AMENDMENTS

1.                  This Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation or its Bylaws, in the manner now or hereafter prescribed by statute or by these Articles of incorporation or said Bylaws, and all rights conferred upon the Stockholders are granted subject to this reservation.

2.                  If any provision or provisions of these Amended and Restated Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Amended and Restated Articles of Incorporation (including, without limitation, each portion of any sentence of these Amended and Restated Articles of Incorporation containing any such provision held to be invalid , illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE 10

LIMITATION OF LIABILITY OF

DIRECTORS AND OFFICERS TO CORPORATION AND SHAREHOLDERS

No director or officer shall be liable to the Corporation or any shareholder for damages for breach of fiduciary duty as a director or officer, except for any matter in respect of which such director or officer: (a) shall be liable under Section 78.300 of the Nevada Business Corporation Act or any amendment thereto or successor provision thereto; or (b) shall have acted or failed to act in a manner involving intentional misconduct, fraud or a knowing violation of law. Neither the amendment nor repeal of this Article, nor the adoption of any provision in the Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision. This Article shall apply to the full extent now permitted by Nevada law or as may be permitted in the future by changes or enactments in Nevada law, including without limitation Section 78.300 and/or the Nevada Business Corporation Act.

ARTICLE 11

POWERS OF DIRECTORS

In furtherance and not in limitation of the powers conferred by statute the Board of Directors is expressly authorized: (1) Subject to the Bylaws, if any, adopted by the Stockholders, to make , alter, or repeal the Bylaws of the Corporation; (2) To authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon the real and personal property of the Corporation; (3) To authorize the guaranty by the Corporation of securities, evidences of indebtedness, and obligations of other persons, corporations, and business entities; (4) To set apart out of any of the funds of the Corporation available for distributions a reserve or reserves for any proper purpose and to abolish any such reserve; (5) By resolution, to designate one or more committees, each committee to consist of at least one Director of the Corporation, which to the extent provided in the resolution or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors; and (6) To authorize the Corporation by its Officers or agents to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation, except and to the extent that any such statute shall require action by the Stockholders of the Corporation with regard to the exercising of any such power or the doing of any such act or thing. In addition to the powers and authorities herein before or by statute expressly conferred upon them, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise provided herein and by law.

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ARTICLE 12

OPT OUT PROVISIONS

This Corporation hereby elects not to be governed by, and to otherwise opt out of, the provisions of Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes, relating to any acquisition of a controlling interest in the Corporation. This Corporation hereby elects not to be governed by, and to otherwise opt out of the provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, relating to combinations with interested stockholders.

The date of the adoption of the Amendment is March 8, 2025.

The Amendments were duly adopted by a majority of the shareholders of record on March 8, 2025, and the vote was 73.22% vote in favor out of 54,085,000 total issued and outstanding.

By:	/s/ Han-Wen Ou
Han-Wen Ou
Its:	Chief Executive Officer

By:	/s/ Hsun-Chih Lee
Hsun-Chih Lee
Its:	Sole Director

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NEVADA STATE BUSINESS LICENSE REDOX International Group Corp. Nevada Business Identification # NV20211982444 Expiration Date: 01/31/2026 In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada . Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration. License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which, by law, cannot be waived . Certificate Number: B202503125521090 You may verify this certificate online at https://www.nvsilverflume.gov/home IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on 03/12/2025. FRANCISCO V. AGUILAR Secretary of State

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